Exhibit 8

This business combination involves the securities of a Brazilian company. The business combination is subject to disclosure requirements of Brazil that are different from those of the United States.

It may be difficult for you to enforce your rights and any claim you may have arising under the U.S. federal securities laws, since the issuer is located in Brazil, and some or all of its officers and directors may be residents of Brazil. You may not be able to sue a Brazilian company or its officers or directors in a Brazilian court for violations of the U.S. securities laws. It may be difficult to compel a Brazilian company and its affiliates to subject themselves to a U.S. court’s judgment.

You should be aware that the issuer may purchase securities otherwise than under the exchange offer, such as in open market or privately negotiated purchases.

MINUTES NO. 167 OF SADIA S.A.’s BOARD OF DIRECTORS EXTRAORDINARY MEETING HELD ON JUNE 22, 2009.

The members of Sadia S.A.’s Board of Directors came together on June 22, 2009 at 8:00 o’clock in the morning at its facilities located at Rua Fortunato Ferraz, no. 365 — 2nd floor in São Paulo-SP led by its chairman Mr. Luiz Fernando Furlan in keeping with article 16 of its By-laws for the following evaluations:

1.              SELL OF STAKE IN CONCÓRDIA HOLDING FINANCEIRA S.A.:

Considering the terms of the Partnership Agreement made on May 19, 2009 between the Company, Perdigão S.A., and HFF Participações S.A. to form BRF — Brasil Foods S.A. (“Partnership Association”), the Board approved to submit the following proposal for the consideration of the Company’s shareholders in Extraordinary Shareholders’ General Meeting:

“We propose that it be approved to sell all the shares issued by Concórdia Holding Financeira S.A., the parent company of Concórdia Banco S.A. and Concórdia S.A. Corretora de Valores Mobiliários, Câmbio e Commodities (“Concórdia Financeira”) in the following terms: (i) The Company shall contract an appraisal report of Concórdia Financeira to be prepared by a specialized company and presented to the Company’s shareholders who shall reach a resolution about this operation in General Meeting (“Appraisal Report”). (ii) Payment based on the delivery of 1,991,211 (one million, nine hundred ninety-one thousand, two hundred eleven) common shares issued by BRF — Brasil Foods S.A. (“BRF”), and this number shall be supported by the Appraisal Report with the condition of it being approved by the Securities and Exchange Commission of Brazil (“CVM”) in the form of regulatory norms. (iii) Commitment by HFIN Participações S.A. of not involving the Company, its subsidiaries, and BRF in any legal suit nor make any legal complaint or petitory action related to events, acts, and omissions related to Concórdia Financeira, previous to the date of contracting the selling of Concórdia Financeira shares, even if they become questioned at a later date. Furthermore, and conditioned on the approval of CVM in the form of regulatory norms, we propose the approval of an option to repurchase two equal lots of BRF shares within 180 and 360 days from the date in which the option is contracted.”

This is what the Board of Directors had to propose and request that it be approved by the shareholders. (aa) Members.”

2. CHANGE TO THE BY-LAWS:

The Board of Directors, in compliance with the terms of the Company’s Bylaws stated in letter “a” under item VII of Article 17, approved to submit a proposal to change the bylaws for the consideration of the Company’s shareholders during an Extraordinary Shareholders’ General Meeting, as follows:

“We propose that it be approved to change the heading of article 15, item III of article 17, as well as item III of article 18 and article 32 of the Company’s Bylaws and the inclusion of a new article 43 in a chapter specific for the transitory provisions so as to establish that the Board of Directors be composed of up to 12 members, being able to be presided, during a time of transition, by two Co-Chairmen, who shall take office under the terms stated in Supplement I of this proposal.

Supplement I

“ARTICLE 15

The Board of Directors shall be composed of at least 7 (seven) and at the most 12 (twelve) members, all of whom must be shareholders, and it may adopt Internal by-laws that, among other issues it deems necessary to address, shall regulate the operations of the body and Committees subordinate to it, rights and duties of the Counselors, and the relationship of the Board with the Executive Officers and other corporate bodies.”

“ARTICLE 18

The Chairman of the Board of Directors shall have the following responsibilities:

(...)

III. Make the formal summons to the General Meetings and chair them according to the terms of the Company’s By-laws.

(...)”

“ARTICLE 32

The General Meeting, summoned according to Law, shall be directed by the Board of Directors Chairman or in his absence by the Vice Chairman, and in the absence of both, by another Member. The General Meeting’s chairman shall choose one or more secretaries from among the shareholders present.

“CHAPTER X

TRANSITORY PROVISIONS

ARTICLE 43

During a time of transition, the Board of Directors may have 2 (two) Co-Chairmen who shall have identical prerogatives and responsibilities that will be indicated by the Board of Director’s and in compliance with the following paragraphs:

Paragraph 1 - In the decisions made by the Board of Directors, neither of the Co-Chairmen shall have right to the casting vote in the case of a tie vote, but shall only have their respective personal votes, thus being suspended the casting vote rule as stated in paragraph four of Article 16 of the Company’s Bylaws.

Paragraph 2 - The prerogatives and responsibilities of the Chairman of the Board of Directors according to the Company’s Bylaws shall be exercised jointly by the Co-Chairmen.

Paragraph 3 - In the absence or impediment of the Co-Chairmen, as well as in the case of the vacancy of the positions, they shall be substituted by the respective Co-Chairmen, who shall also be appointed by the Board of Directors.

Paragraph 4 - The terms of this Article will cease to apply after the Ordinary Shareholders’ General Meeting that will take place within the first four months after the end of fiscal year 2010, at which time the members of the Board of Directors shall be elected and appoint a Chairman and a Vice-Chairman, and the rule of the casting vote will once again take effect according to paragraph four of Article 16 of the Company’s Bylaws.”

This is what the Board of Directors had to propose and request that it be approved by the shareholders. (aa) Members.

4. SUMMONS TO GENERAL MEETING:-

Since there are proposals to be analyzed during the Shareholders’ General Meeting, the Board of Directors, in compliance with item VI of Article 17 in the Company’s Bylaws, decided to submit to the Shareholders the proposals listed in items 1 and 2 above at the Extraordinary Shareholders’ General Meeting to be called on July 8, 2009 at 8:00 am at the Company’s headquarters as stated in the summons notice below:

CALL NOTICE

EXTRAORDINARY GENERAL SHAREHOLDERS’ MEETING

The shareholders of the Company are hereby invited to attend the Extraordinary General Shareholders’ Meeting to be held on July 8th, 2009, at 8:00 a.m., at the Company’s headquarters, located in the City of Concórdia, State of Santa Catarina, Brazil, at Senador Attílio Fontana, 86, Centro, to decide on the following agenda: (i) sale of the equity interest held in Concórdia Holding Financeira S.A.; (ii) modification of the structure of Company’s Board of Directors, through the amendment of the head of Article 15, and of Articles 18, III and 32 of the Company’s bylaws, and the inclusion of a new article 43, as a transitory provision. The documents relating to the agenda will be available to the shareholders at the Company’s headquarters.

Proxies granting special powers for purposes of shareholders representation at the Extraordinary Shareholders Meeting shall be deposited at the Company’s headquarters, at the Investor Relations Department, at Rua Fortunato Ferraz, 529/659, 2nd floor, Vila Anastácio — São Paulo — SP, prior to July 6 th, 2009, at 5:00 p.m.

São Paulo, SP - June 22, 2009

(aa) Luiz Fernando Furlan (Chairman), Cássio Casseb Lima, Celso Clemente Giacometti, Diva Helena Furlan, Eduardo Fontana d´Avila, Manoel Ferraz Whitaker Salles, Marcelo Canguçu de Almeida, Martus Antonio Rodrigues Tavares, Roberto Faldini, and Vicente Falconi Campos.

I certify that the present extract is a true copy of items 1, 2, and 4 of minutes no. 167 in the book no. 6 of Minutes from Sadia S.A.’s Board of Directors.

Delmir Antonio Dal Cim

Secretary

Important Notices

This business combination involves the securities of a Brazilian company. The business combination is subject to disclosure requirements of Brazil that are different from those of the United States.

It may be difficult for you to enforce your rights and any claim you may have arising under the U.S. federal securities laws, since the issuer is located in Brazil, and some or all of its officers and directors may be residents of Brazil. You may not be able to sue a Brazilian company or its officers or directors in a Brazilian court for violations of the U.S. securities laws. It may be difficult to compel a Brazilian company and its affiliates to subject themselves to a U.S. court’s judgment.

You should be aware that the issuer may purchase securities otherwise than under the exchange offer, such as in open market or privately negotiated purchases.

This communication is not an offering document and does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval.

Investors in American Depositary Shares (“ADSs”) of Sadia S.A. (“Sadia”) and U.S. holders of preferred shares of Sadia are urged to read the U.S. informational document regarding the association between Sadia and Perdigão S.A. (“Perdigão” and, together with Sadia, the “Companies”), when it becomes available, because it will contain important information.  U.S. holders of common shares of Sadia are urged to read any informational document or other materials prepared by Perdigão for common shareholders of Sadia regarding the association because they will contain important information.  Perdigão expects to submit copies of these documents to the U.S. Securities and Exchange Commission (“SEC”) when they are available, and investors and security holders may obtain free copies of these documents and other documents filed by the Companies with the SEC at the SEC’s website at www.sec.gov.  A copy of any informational documents prepared for holders of ADRs or U.S. holders of common or preferred shares of Sadia (when available) may also be obtained for free from Perdigão.

This communication contains forward-looking statements. These statements are statements that are not historical facts and are based on the current view and estimates of management of the Companies of future economic circumstances, industry conditions, company performance and financial results. The words “anticipates,” “believes,” “estimates,” “expects,” “plans” and similar expressions, as they relate to the Companies, are intended to identify forward-looking statements. Statements regarding the structure and timing of any association between the Companies, business strategies, future synergies, future costs and future liquidity of the Companies, and pro forma results of operations and financial condition of the Companies are examples of forward-looking statements. Such statements reflect the current views of management and are subject to a number of risks and uncertainties, including economic and market conditions in Brazil and globally, conditions in the industry of the Companies, any regulatory actions relating to the association, the ability of the Companies to achieve projected synergies and the risk factors outlined by each of the Companies in their filings with the SEC and the Brazilian Comissão de Valores Mobiliários (CVM). There is no guarantee that the expected events, trends or results will actually occur. Any changes in the assumptions and factors on which these forward-looking statements are based could cause actual results to differ materially from current expectations.